Exhibit 99.1

                  ADE Corporation Reports Revenue and
   EPS at High End of Second Quarter Guidance; Company Sets Another
                       Record For Cash Balance

    WESTWOOD, Mass.--(BUSINESS WIRE)--Dec. 6, 2005--ADE Corporation (Nasdaq: ADEX) today reported its financial results for its second quarter of fiscal 2006 ended October 31, 2005.
    Revenue for the second quarter of fiscal 2006 was $23.6 million, compared with $24.3 million for the first quarter of fiscal 2006 and $29.3 million for the second quarter of fiscal 2005. ADE posted net income of $2.9 million, or $0.20 per diluted share, for the second quarter of fiscal 2006. This compares with net income of $2.9 million, or $0.20 per diluted share, for the first quarter of fiscal 2006.
    "ADE continued to perform well during the recent quarters of industry slowdown, generating strong operating income and pushing our total cash balance to record levels," said Dr. Chris L. Koliopoulos, ADE's president and chief executive officer. "Bookings increased sequentially in the second quarter, which we believe suggests that we may have turned the corner in terms of sales volume. For the second quarter, revenue was strongest in Japan and Asia-Pacific for ADE, with those markets contributing 45 percent and 30 percent of our total revenue, respectively," Dr. Koliopoulos continued. "The U.S. market remained steady on a sequential basis at 20 percent of revenue, while the remaining five percent came from Europe."
    "Contribution from the data storage market grew nicely during the quarter to 20 percent of our total revenue. We expect sales for these products will continue to escalate along with the adoption of perpendicular magnetic recording techniques for small form factor hard disk drives and rising demand for hand held devices. The wafer market, meanwhile, contributed 70 percent of our total second-quarter revenue while device makers generated the remaining 10 percent of revenue."
    Dr. Koliopoulos added, "Our financial outlook has brightened substantially in recent months. Quote activity is on the rise, particularly for our new NanoXam(TM), WaferXam(TM) and FabVision(TM) tools. These tools, along with rising wafer starts and utilization, will help fuel our future financial performance as they become broadly adopted."
    ADE's backlog on October 31, 2005 was $40.2 million. This compares with $42.1 million on July 31, 2005 and $48.1 million on October 31, 2004. Gross margin for the second fiscal quarter of 2006 was 56 percent. This compares with 56 percent for the prior quarter and 54 percent for the year-ago second fiscal quarter. ADE ended the second quarter with $82.1 million in cash, cash equivalents and marketable securities. This is up 11 percent from $73.7 million at year-end fiscal 2005 and is up 61 percent from $51.1 million at October 31, 2004.
    ADE Chief Financial Officer Brian James said, "ADE met its major objectives for the second quarter as ADE posted financial results that were at the high end of our guidance. Our execution remained crisp, enabling us to maintain excellent gross margins and double-digit operating margins. We also enhanced our balance sheet further, ending the quarter with a record cash position."

    Business Outlook

    "Many signs are pointing to an improving second half of fiscal 2006 for ADE," stated Dr. Koliopoulos. "According to recent announcements by wafer suppliers as well as industry experts, overall wafer fab utilization rates have now risen above 90 percent, which has triggered a new wave of expansion plans. We expect that ADE will benefit from this trend as capacity is added given its strong market share in both 200mm and 300mm metrology and inspection tools."
    "At the same time, ADE's new tools are receiving positive feedback in the wafer and device markets," he continued. "NanoXam, our new patterned wafer metrology system, was recently accepted by a leading analog DSP manufacturer, and we expect sales for this tool will increase in the later part of this fiscal year. We are on a similar timeline with FabVision, ADE's yield management system, which is expected to contribute meaningfully to revenue during the second half of fiscal 2006. Our next-generation particle inspection and defect classification tool, WaferXam also is expected to begin generating revenue in the months ahead. This convergence of several positive indicators bodes well for ADE and its shareholders in the future as 300mm wafer production continues its rapid growth rate in the coming years."
    For the third quarter of fiscal 2006, the Company anticipates that revenue will be in the range of $24 million to $26 million. Gross margins are expected to be in the range of 53 percent to 55 percent. Based on these factors, the Company anticipates earnings in the range of $0.20 to $0.24 per share for the third quarter of fiscal 2006, assuming an effective book tax rate of 36 percent. ADE expects to continue to utilize NOLs and credits to reduce its cash based tax obligations. This earnings per share guidance assumes approximately
14.7 million weighted average diluted shares outstanding for the period ending January 31, 2006.

    Conference Call Reminder

    ADE will host a conference call and webcast on December 7, 2005 at 8:30 a.m. Eastern Time (ET) to discuss the second quarter financial results and business outlook. To participate in the webcast, please visit the "Investor Relations" section of the ADE website, located at www.ade.com. A replay of the call will be available on the website two hours after the completion of the conference call and will continue to be available for a period of one year.

    About ADE Corporation

    ADE Corporation is a leading supplier of metrology and inspection systems for the semiconductor wafer, semiconductor device, magnetic data storage and optics manufacturing industries. The Company's systems analyze and report product quality at critical manufacturing steps for yield enhancement, providing quality certification data that is relied upon by semiconductor wafer, device and computer disk manufacturers. The Company's systems also are used for production measurements in the semiconductor chip fabrication process. To learn more about ADE, visit the Company's Web site at www.ade.com, which is not a part of this release.

    This news release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Those statements that make reference to the Company's expectations, predictions, assumptions, plans and anticipations should be considered forward-looking statements. These statements include, but are not limited to, those associated with the success of the Company's new and existing products, orders and revenue associated with those products for the remainder of fiscal 2006, market demand, wafer starts, and the Company's financial performance for the third quarter and the balance of the fiscal year, as well as other statements under "Business Outlook" in the news release. These statements involve risks and uncertainties including those associated with the strength of the semiconductor, data storage and device markets; wafer pricing and wafer demand; the results of ADE's product development efforts; the success of ADE's product offerings to meet customer needs within the timeframes required by customers in these markets; the Company's growth in backlog and enhanced operating leverage; the Company's ability to generate strong gross margins; optimism based on the Company's book-to-bill ratio; the potential of rapidly slowing order flow; and the potential impact of promulgations. ADE disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Further information on potential factors that could affect ADE Corporation's business is described in the Company's reports on file with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended April 30, 2005.


                            ADE CORPORATION
       UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
               (In thousands, except per share amounts)



                                 Three months ended   Six months ended
                                      October 31         October 31
                                 ------------------  -----------------

                                     2005     2004      2005     2004
                                  -------- --------  -------- --------

Revenue                           $23,614  $29,289   $47,926  $57,601
Cost of revenue                    10,396   13,543    21,099   26,934
                                  -------- --------  -------- --------
Gross profit                       13,218   15,746    26,827   30,667
                                  -------- --------  -------- --------
Operating expenses:
   Research and development         3,819    3,657     7,630    7,283
   Marketing and sales              2,940    2,815     6,450    6,285
   General and administrative       2,424    2,864     5,182    5,527
                                  -------- --------  -------- --------
Total operating expenses            9,183    9,336    19,262   19,095
                                  -------- --------  -------- --------
Income from operations              4,035    6,410     7,565   11,572

Interest income                       589      134     1,071      197
Interest expense                      (71)     (82)     (120)    (134)
Other income                            3       19        56       52
                                  -------- --------  -------- --------
Income before provision for
 income taxes                       4,556    6,481     8,572   11,687
Provision for income taxes          1,640      178     2,771      326
                                  -------- --------  -------- --------
Net income                        $ 2,916  $ 6,303   $ 5,801  $11,361
                                  ======== ========  ======== ========

Basic earnings per share          $  0.20  $  0.45   $  0.40  $  0.81
Diluted earnings per share        $  0.20  $  0.44   $  0.40  $  0.80

Weighted average shares
 outstanding - basic               14,376   14,042    14,347   14,024
Weighted average shares
 outstanding - diluted             14,605   14,257    14,610   14,271


                            ADE CORPORATION
            UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                       (In thousands, unaudited)

                                               October 31,   April 30,
                                                    2005        2005

Assets
Cash and cash equivalents                      $   81,231  $   72,841
Marketable securities                                 833         836
Accounts receivable, net                           17,826      18,499
Inventories                                        34,039      30,764
Other current assets                                1,268       1,373
Deferred income taxes                              10,627      10,601
                                               ----------- -----------
    Total current assets                          145,824     134,914

Fixed assets, net                                   8,665       9,241
Deferred income taxes                               4,102       6,616
Investments                                           499         499
Other assets                                        1,833       1,956
                                               ----------- -----------
     Total assets                              $  160,923  $  153,226
                                               =========== ===========

Liabilities and Stockholders' Equity
Total current liabilities                      $   18,302  $   18,273
Deferred gain on sale-leaseback                     1,440       1,496
Long-term debt                                      3,338       3,431
Total stockholders' equity                        137,843     130,026
                                               ----------- -----------
     Total liabilities and stockholders'
      equity                                   $  160,923  $  153,226
                                               =========== ===========



    CONTACT: ADE Corporation
             Brian James, 781-467-3500
             Executive VP and Chief Financial Officer